UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2006

GRAFTECH INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13888 (Commission File Number)	06-1385548 (I.R.S. Employee Identification Number)

12900 Snow Road
Parma, Ohio  44130

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

                GrafTech International Ltd. (“GrafTech,” “we” or the “Company”) hereby incorporates by reference the contents of the press release, dated March 9, 2006, announcing its financial results for the 2005 year end and fourth quarter. A copy of this press release is furnished herewith as Exhibit 99.1. It shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be incorporated by reference in any filing under the Securities Act of 1933 except as shall be expressly set forth by specific reference in such filing.

Item 2.05.  Costs Associated with Exit or Disposal Activities.
Item 2.06.  Material Impairments.

         Our carbon electrode product line is facing significant production cost increases and pricing pressure. Given the recent performance of, and outlook for, the product line, we have been exploring strategic alternatives for this product line. On February 28, 2006, we announced internally that we expect to completely exit these operations over the next 12 months. Our carbon electrode net sales in 2005 were $36 million, with slightly negative earnings before interest and taxes. We have produced carbon electrodes in Columbia, Tennessee for almost 70 years. Carbon electrodes are used primarily in the production of silicon metal, which is used in the manufacture of aluminum. The decision is expected to result in the termination of about 150 employees between June 2006 and March 2007. We expect to record closure expenses (primarily for employee severance) of approximately $2 million in 2006 and $3 million in 2007. In the 2005 fourth quarter, we recorded a $3 million charge related to the impairment of our long-lived carbon electrode fixed assets in Columbia, Tennessee. This impairment was announced on March 9, 2006.

Item 8.01.  Other Events

        On March 1, 2006, GrafTech was served with a complaint commencing a securities class action in the United States District Court for the District of Delaware (Civil Action No. 06-133). The complaint, entitled Edmund Spinney v. GrafTech International Ltd., et al., alleges that GrafTech, Craig S. Shular, the Chief Executive Officer, President and Interim Chief Financial Officer, Pieter J. Barnard, a Vice President and President, Graphite Electrodes, John J. Wetula, a Vice President and President, Natural Graphite, and Corrado F. De Gasperis, an employee and our former Chief Financial Officer, Chief Information Officer and Vice President, violated federal securities law by making false statements or failing to disclose adverse facts, in or in relation to a press release issued by us on November 3, 2005, about our graphite electrode pricing power, our cost-cutting measures, the market for our non-graphite product lines, our forecasting ability and internal controls and corporate compliance, and our restructuring activities and charges. The proposed class consists of all persons who purchased our securities during the period from November 3, 2005 until February 8, 2006. The complaint seeks, among other things, to recover damages resulting from such alleged violations. This lawsuit is in its earliest stages, and we have not yet filed a response to the complaint. We intend to vigorously defend against this lawsuit.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release of GrafTech International Ltd., dated March 9, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.
Date: March 9, 2006	By: /s/ Karen G. Narwold
Karen G. Narwold
Vice President, General Counsel,
Human Resources & Secretary

EXHIBIT INDEX

99.1	Press release of GrafTech International Ltd., dated March 9, 2006.